EXHIBIT 99.2


DHS Audit Talking Points

                                    Overview

The Company today announced that it intends to dispute the results of audits conducted by the Department of Health Services ("DHS") of the State of California of three independent retail California pharmacies which previously did business with two subsidiaries of the Company, Apex Therapeutic Care, Inc. ("Apex") and eBioCare.com, Inc. ("eBioCare").

     o These subsidiaries provided contract pharmacy and billing services to the three independent retail pharmacies audited by DHS.

     o The pharmacies recently have undergone audits by DHS which included a review of their MediCal billing for clotting factor supplied to the pharmacies by Apex and eBioCare.

     o The audits at issue covered the period from October 1, 2001 to May 30, 2004.

     o Although Apex and eBioCare are not being audited, their previous contract pharmacy relationships with the three independent retail pharmacies are potentially implicated because the pharmacies may assert indemnification claims against Apex and eBioCare.

     o Although no final audit findings have been issued, the Company's legal counsel recently has learned through discussions with DHS that final audit findings assessed against the three independent retail pharmacies may include up to $38 million in alleged overpayments.

                             Acquisition Cost Issue

Approximately 85% of the assessment against the three independent local pharmacies is for claims that were reimbursed at 1% over the local pharmacies' cost of acquiring the product from the Company's subsidiaries. DHS alleges that such reimbursement was improper because, in its view, payments should have been made at 1% over the cost the local pharmacies would have incurred had they acquired the product directly from the product manufacturer.

Historical Background

In order to understand this issue it's helpful to have a historical perspective on the reimbursement methodology.


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The "acquisition cost plus one percent" reimbursement methodology has been in effect in California since 1985. As a result of litigation in 1995 regarding the adequacy of this reimbursement methodology, a clotting factor provider in California, Quantum Health Resources, corresponded with the California Department of Health Services (DHS) and proposed a wholesale/retail relationship as a solution to avoid disruption of services and supply of clotting factor to hemophilia patients in California. This written communication outlined a proposed contract wholesale/retail pharmacy relationship that John Rodriguez,the Deputy Director of DHS for
Medical Care Services, confirmed was acceptable under the current reimbursement system. The letter has come to be known in the industry as the "Rodriguez letter". Under the wholesale/retail pharmacy relationship described in the Rodriguez letter, one pharmacy would operate as a wholesaler and supply clotting factor, inventory management, billing services and other contract pharmacy services to another independent local retail pharmacy. The retail pharmacy would then operate as the provider, supply prescribed factor product to MediCal beneficiaries and bill MediCal for such factor product under its provider number. This methodology to the best of our knowledge was being utilized by many pharmacies in California because of California's unique reimbursement system until the reimbursement methodology in California was changed to average selling price plus 20% on June 1, 2004.

Curative's Three Wholesale/Retail Pharmacy Arrangements

With that background in mind, it's then helpful to look at the specific arrangements that were in place between two of Curative's subsidiaries and three independent retail pharmacies in California.

     o The third party contract relationships were in effect long before Curative acquired these two California hemophilia companies (eBioCare acquired in 2001 & Apex acquired in 2002).

     o The contract relationships were based on the same contract that was approved through the Rodriguez letter described above.

     o When Curative acquired these two hemophilia companies in California it relied on the advice of outside legal counsel that the wholesale/retail pharmacy contract relationships and reimbursement methodology were acceptable.

     o In reality, had the acquisition cost plus 1% reimbursement methodology been strictly applied in 1985, many hemophilia providers in California would have ceased providing hemophilia to California residents because that reimbursement methodology was wholly inadequate to cover the providers' cost of providing this product.

     o The DHS auditors are claiming that the retail pharmacies are not the actual providers of service to the MediCal beneficiaries. This ignores the fact that the retail pharmacies operated in accordance with a written pharmacy agreement and clearly operated as the patients' pharmacist/ provider including script labeling and supplying clotting factor, communication with physicians and other services typical of a pharmacist provider.


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     o  Every claim for reimbursement was a manual hand adjudicated claim so DHS all along has been aware of what it has been paying.

     o We are aware that similar pharmacy relationships of other companies have been audited resulting in alleged overpayments.

                                  FEIBA Issue

Substantially all of the balance of the assessment against the three independent retail pharmacies is based on allegedly improper reimbursement for the medically necessary anti-inhibitor product called FEIBA.

     o FEIBA is an anti-inhibitor, manufactured by Baxter, that is medically necessary for certain hemophilia patients that develop resistance to clotting factor.

     o FEIBA claims were submitted to MediCal using service codes J7190 and J7194 instead of the specific code for FEIBA products which is J7198. EDS instructed Apex and eBioCare that the EDS systems did not accept the J7198 code for reasons that could not be explained and recommended that the J7190 code be used instead.

     o It is not clear if DHS is alleging overpayment because of the use of different codes or due to a lack of coverage of FEIBA.

     o In cases where programs within DHS like California Children's Services (CCS) and Genetically Handicapped Persons Program
        (GHPP) required preauthorization, the Company received preauthorization to bill for FEIBA.

     o All claims were manual hand-adjudicated claims which clearly disclosed that FEIBA was being billed and then paid for by MediCal even when the J7190 and J7194 codes were used. If FEIBA was not reimbursable one would expect that payment would not have been made.

     o It is our understanding that the State of California has been accepting manufacturers' rebates for FEIBA for many years including the time period covered by the audit. Certainly this would be another indication that FEIBA is reimbursable by MediCal.

     o It would be very problematic and surprising if the MediCal program did not reimburse for FEIBA, since it is clearly medically necessary to prevent significant disability or death.

     o The MediCal Program's website maintains lists of factor products that are reimbursable by MediCal, which include
        FEIBA.


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                           Other Alleged Overpayments

The remaining balance of the alleged overpayments representing approximately $1,000,000 includes a number of issues including alleged overpayment for duplicate payments and missing documentation. We are currently investigating these issues with the retail pharmacies.

                                 Company Actions

Apex and eBioCare are not being directly audited. Key points to consider at this time are:

     o DHS has not yet withheld MediCal payments from the retail pharmacies and we do not know at this time if they will in the future.

     o All three of the retail pharmacies are using the same legal counsel as the Company in order to coordinate a response to these DHS audits.

     o The Company plans on working closely with the third party pharmacies to appeal any assessments including defending against these allegations through judicial proceedings.

     o Our retail pharmacy agreements contain indemnification clauses that may provide indemnification for liabilities resulting from the audits.

     o While the Company is unable to estimate the range of potential loss due to the uncertainty of various issues involved in this matter, it does not believe the loss will exceed $38 million if the pharmacies assert and prevail on indemnification claims.


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